Exhibit 24.1

POWER OF ATTORNEY

The undersigned, each being an officer or director, or both, as the case may be, of Sequa Corporation, a Delaware corporation (the “Company”), hereby constitute and appoint Elliot Wagner and Adam Palmer the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including without limitation post-effective amendments, to any or all of the registration statements listed below, which registration statements have been previously filed by the Company with the Securities and Exchange Commission, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Form	Registration Number
S-8	333-82211
S-8	333-118684
S-8	333-144030
S-3	333-66035

Signature	Title	Date
/s/ MARTIN WEINSTEIN	Vice Chairman and Principal Executive Officer	December 3, 2007
Martin Weinstein
/s/ KENNETH J. BINDER	Principal Financial Officer	December 3, 2007
Kenneth J. Binder
/s/ DONNA M. COSTELLO	Principal Accounting Officer	December 3, 2007
Donna M. Costello
/s/ PETER J. CLARE	Chairman of the Board and Director	December 3, 2007
Peter J. Clare
/s/ ALLAN M. HOLT	Director	December 3, 2007
Allan M. Holt
/s/ ADAM PALMER	Director	December 3, 2007
Adam Palmer
/s/ DAVID SQUIER	Director	December 3, 2007
David Squier
/s/ ELLIOT WAGNER	Director	December 3, 2007
Elliot Wagner